American CareSource Reports First Quarter 2011 Results

DALLAS, TX – May 5, 2011 – American CareSource Holdings Inc. (NASDAQ: ANCI) today announced financial results for the quarter ended March 31, 2011. The Company reported revenue of $13.1 million and a net loss of $222,000, or $0.01 per diluted share. In the same quarter last year, the Company reported revenue of $14.4 million and net income of $1,000, or $0.00 per diluted share. Operating results in the first quarter of 2010 included severance costs of $143,000, or $0.01 per diluted share.  Contribution margin in the first quarter decreased to 11.4% compared to 13.7% in the year-ago quarter.

First quarter net revenue of $13.1 million was the result of 68,000 billed claims, a decrease from the $14.4 million of net revenue generated by 86,000 claims billed during the same period last year.  The lower claims volume was primarily the result of the continued decline of the Company’s two key client accounts.  Revenue and claims volume from those two accounts declined $4.1 million, or 34%, and 29,000 claims, or 47%, respectively.  The loss of a significant employer group by one of the Company’s two key clients, accounted for approximately $1.3 million of the decline, while the rest of the decline was the result of various competitive factors and the transition status of one of the accounts related to a business combination.  Claims volume from all other accounts was up 46% in the first quarter of 2011 compared to the prior year period.  The increase was directly related to the Company’s new client accounts added in 2010.

The Company added 13 new accounts in 2010 that contributed approximately $2.7 million of revenue, most of which was incremental in the first quarter of 2011, compared to the prior year period.  The accounts exited the first quarter with an annualized revenue run rate in excess of $12 million and reflect the Company’s sales strategy of focusing on direct payors and third-party administrators (“TPA’s”).  Two of the Company’s TPA accounts, signed and implemented late in the fourth quarter of 2010, gained momentum in the first quarter, and account for the increase in the annualized revenue run rate as compared to the fourth quarter of 2010.

The Company implemented one new client in the latter part of the first quarter of 2011.  Additionally, two new agreements were secured that are currently in implementation and are expected to contribute incremental revenue during the year.

“While it is disappointing to see the decline in our two key accounts and the impact it had on our operating results, we continue to make solid progress within the direct-payor and TPA markets”, said David Boone, President and Chief Executive Officer of American CareSource Holdings. “Our annualized revenue run rate of newly implemented business continues to improve sequentially, which is an indication of our continued success in penetrating the market.  Our goal continues to be enhancing our pipeline with direct-payor and TPA business with which we can develop products and services that will influence benefit plan design, thereby creating a low-cost solution for the healthcare consumer.”

“I am pleased with the product development we have made to date that will leverage our comprehensive service provider network.  A solid growth opportunity exists within our top categories to offer products that truly create additional savings for our payor clients and benefits for the providers within our network such as steerage and volume,” Boone commented.

Adjusted EBITDA for the first quarter of 2011 was $231,000, compared to $552,000 reported for the same period last year. Impacting operating results for the period were lower contribution margins of $1.5 million, or 11.4% of revenues for the period, as compared to $2.0 million, or 13.7% of revenues during the prior year period.  The decline in contribution margin was primarily the result of a change in the mix of provider services generating revenue to lower margin specialties, in addition to the shift in revenue away from our traditional PPO relationships to TPA’s and direct payors.  However, lower selling, general and administrative expenses of $1.5 million compared to $1.8 million, helped partially offset the lower contribution margins.

At March 31, 2011, the Company reported cash and cash equivalents of $11.8 million, compared to $14.5 million reported December 31, 2010; there remains no debt outstanding.

 “Our cash position remains strong.  The decrease in cash and cash equivalents during the first quarter of 2011 from December 31, 2010 was expected and primarily related to normal working capital fluctuations”, said Matthew Thompson, Chief Financial Officer of American CareSource Holdings.  “We expect our cash balances to build over the course of the year, which will enable us to take the steps necessary to make the investments to grow revenues.”

Earnings Release Conference Call

As previously announced, American CareSource management will review its unaudited first quarter 2011 financials during a conference call scheduled for May 6, 2011 at 10:30 AM Eastern Time.

The dial-in numbers are as follows:
Conference dial-in:                      (888) 254-3563
International dial-in                     (913) 312-0977
Conference ID:                             3928563
Webcast:                                       http://ir.anci-care.com/events.cfm

An online audio replay of the conference call will be available one hour following the conclusion of the live broadcast on the company's website, www.anci-care.com, for one year.

About American CareSource Holdings, Inc.

American CareSource Holdings is the first national, publicly traded ancillary care network services company. The Company offers a comprehensive national network of over 5,000 ancillary service providers at more than 36,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost effective alternatives to physician and hospital-based services. This market is estimated at $574 billion and has grown to 30% of total national health expenditures (as derived from 2006 data published by the Center for Medicare and Medicaid Services, National Health Statistics Group, U.S. Department of Commerce and Bureau of Economic Analysis and Census).  These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, non-hospital surgery centers, as well as durable medical equipment such as orthotics and prosthetics and others.  The Company's ancillary network and management provides a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Any statements that are not historical facts contained in this release, including with respect to the Company’s plans, objectives and expectations for future operations, projections of the Company’s future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements.  Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the Company’s dependence on its two largest clients and recent declines in their business, the Company’s inability to attract or maintain providers or clients or achieve its financial results, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the newly-enacted Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the Company’s ability to integrate with its clients, consolidation in the industry that may affect the Company’s key clients, changes in the business decisions by significant clients, increased competition, decisions by service providers in our network to terminate their agreements with us, the Company’s inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the Company’s periodic filings with the Securities and Exchange Commission.  Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

Company & Investor Contact
Rich Cockrell
The Cockrell Group
Tel: 404.942.3369
rich.cockrell@thecockrellgroup.com

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended
	March 31,
	2011	2010

Net Revenues	$13,077	$14,371

Cost of revenues:
Provider payments	9,809	10,414
Administrative fees	672	769
Claims administration and provider development	1,107	1,220
Total cost of revenues	11,588	12,403

Contribution margin	1,489	1,968

Selling, general and administrative expenses	1,537	1,795
Depreciation and amortization	190	182
Total operating expenses	1,727	1,977

Operating loss	(238)	(9)

Other Income	14	36

Income (loss) before income taxes	(224)	27
Income tax provision (benefit)	(2)	26
Net Income (loss)	$(222)	$1

Earnings (loss) per common share:
Basic	$(0.01)	$0.00
Diluted	$(0.01)	$0.00

Basic and diluted weighted average common shares outstanding	16,962	16,203

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended
	March 31,
	2011	2010

Operating loss	$(238)	$(9)
Depreciation and amortization	190	182
EBITDA	(48)	173
Non-cash stock-based compensation expense	229	186
Other non-cash charges	50	50
Severance costs	-	143
EBITDA, as adjusted	$231	$552

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	(unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$11,787	$14,512
Accounts receivable, net	6,731	5,510
Prepaid expenses and other current assets	777	769
Total current assets	19,295	20,791

Property and equipment, net	1,782	1,824

Other assets:
Other non-current assets	829	949
Intangible assets, net	993	1,025
Goodwill	4,361	4,361

TOTAL ASSETS	$27,260	$28,950

LIABILITIES and SHAREHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$5,214	$6,718
Accounts payable and accrued liabilities	1,269	1,446
Total current liabilities	6,483	8,164

Other Liabilities	-	-

SHAREHOLDERS' EQUITY
Common stock	170	169
Additional paid-in capital	21,814	21,602
Accumulated deficit	(1,207)	(985)
	20,777	20,786

TOTAL LIABILITIES AND EQUITY	$27,260	$28,950

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Three months ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(222)	$1
Adjustments to reconcile net income (loss) to net cash
used by operations:
Stock-based compensation expense	229	186
Depreciation and amortization	190	182
Unrealized gain on warrant derivative	-	(14)
Amortization of long-term client agreement	62	62
Client administration fee expense related to warrants	50	50
Deferred income taxes	(5)	6
Changes in operating assets and liabilities:
Accounts receivable	(1,221)	244
Prepaid expenses and other assets	5	37
Accounts payable and accrued liabilities	(193)	(47)
Due to service providers	(1,504)	(1,658)
Net cash used by operating activities	(2,609)	(951)

Cash flows from investing activities:
Investment in software development costs	(116)	(127)
Investment in property and equipment	-	(139)
Net cash used in investing activities	(116)	(266)

Net decrease in cash and cash equivalents	(2,725)	(1,217)
Cash and cash equivalents at beginning of period	14,512	11,868

Cash and cash equivalents at end of period	$11,787	$10,651

Supplemental cash flow information:

Cash paid for taxes	$-	$40

Supplemental non-cash financing activity:

Income tax withholdings on exercise of equity incentives	$16	$19